Exhibit 4.5
DR PEPPER SNAPPLE GROUP, INC.
LEGACY BONUS SHARE RETENTION PLAN
Effective as of May 7, 2008

THE RULES OF THE DR PEPPER SNAPPLE GROUP, INC.
LEGACY BONUS SHARE RETENTION PLAN

		Page

8.	SECTION 409A OF THE CODE	7

9.	CHANGING AND ENDING THE PLAN	7

9.1.	Power of Change — General	7
9.2.	Power of Change — Limitations	7
9.3.	Power of Change — Exceptions	7
9.4.	Notification of Changes	7

DR PEPPER SNAPPLE GROUP, INC. LEGACY BONUS SHARE RETENTION PLAN
Introduction
Cadbury Schweppes Public Limited Company, registered in England with No. 52457 (“CS”), Cadbury plc and the Company have entered into a Separation and Distribution Agreement effective as of May 1, 2008 (the “Separation Agreement”) pursuant to which (i) CS will become a wholly-owned subsidiary of Cadbury plc; (ii) CS and/or one or more members of the Cadbury business will, collectively, retain or acquire beneficial ownership of all of the assets of the Cadbury business and assume all of the liabilities of the Cadbury business and the Company and/or one or more of its Subsidiaries will, collectively, retain or acquire beneficial ownership of all of the Beverages Assets and assume all of the Beverages Liabilities (as such terms are defined in the Separation Agreement); and (iii) the Company will distribute to the holders of Cadbury plc Ordinary Shares, on a pro rata basis, without any consideration being paid by such holders, all of the outstanding Shares of the Company (the “Distribution”).
In connection with the Distribution, the Company, CS and Cadbury plc have entered into the Employee Matters Agreement (as defined herein). The Employee Matters Agreement, among other things, sets forth the treatment of the awards granted to employees of the Company under the CS Bonus Share Retention Plan (the “CS BSRP”) and converted to awards under this Dr Pepper Snapple Group, Inc. Legacy Bonus Share Retention Plan (the “Plan”). The Company has established this Plan to set forth rules to facilitate in the payment and settlement of the converted awards, consistent with the terms and conditions of the Employee Matters Agreement.

DR PEPPER SNAPPLE GROUP, INC.
LEGACY BONUS SHARE RETENTION PLAN
1.	INTERPRETATION AND CONSTRUCTION

1.1.	Definitions

In this Plan, the following expressions have the meanings shown next to them:

Act — United Kingdom Income and Corporation Taxes Act 1988;

Award — a Basic Award or a Matching Award, as the case may be;

Award Shares — the number of Shares in respect of which the Award was granted, such number being determined in accordance with Article 3 of the Employee Matters Agreement;

Basic Award — the right to receive Shares granted to a Participant subject to and in accordance with the Rules and with Article 3 of the Employee Matters Agreement to replace a corresponding Basic Share Award;

Basic Share Award — an award held by a Participant under the CS BSRP which is replaced by a Basic Award; references to “corresponding” shall be construed accordingly;

Board — the Board of Directors of the Company or a duly appointed committee of it;

Change in Control — an occurrence where any person, partnership, corporation, trust or similar entity or group acquires in a transaction or a series of transactions 30% or more of the voting securities of the Company;

Code — the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder;

Committee — the Compensation Committee of the Board;

Company — Dr Pepper Snapple Group, Inc.;

Control — the same meaning as in section 840 (Meaning of “control” in certain contexts) of the Act;

Effective Date — the Plan shall be effective on May 7, 2008;

Employee Matters Agreement — the Employee Matters Agreement between and among CS, the Company and Cadbury plc dated to be effective as of May 7, 2008;

Holding Company — the same meaning as in section 736 (“Subsidiary”, “holding company” and “wholly-owned subsidiary”) of the United Kingdom Companies Act 1985;

Matching Award — the right to receive Shares granted to a Participant subject to and in accordance with the Rules and with Article 3 of the Employee Matters Agreement to replace a corresponding Matching Share Award;

Matching Share Award — the award held by a Participant under the CS BSRP which is replaced by a Matching Award;

Participant — the holder of an Award or, after his death, his personal representatives;

Participating Employer — the Company and any Subsidiary of the Company;

Release Date — subject to Rule 7.8 (Company trading policies):
(i)	in relation to a Matching Award, its Vesting Date; and

(ii)	in relation to a Basic Award, the date which is the Release Date for the related Matching Award granted in respect of that Basic Award;
Rules — the rules of this Plan;

Share — a share of common stock of the Company;

Social Security Liability — a liability to pay national insurance contributions in the United Kingdom (or their equivalent, in the opinion of the Board, outside the United Kingdom) by reference to an Award;

Subsidiary — the same meaning as in section 736 (“Subsidiary”, “holding company” and “wholly-owned subsidiary”) of the United Kingdom Companies Act 1985;

US Taxpayer — any Participant who is subject to US taxation on compensation paid under the Plan;

Vesting Date — in relation to a Matching Award, the date (as certified by CS) which would have been the vesting date of the corresponding Matching Share Award granted to a Participant under the CS BSRP.

1.2.	Construction of the Rules

1.2.1.	Where the context so requires, any reference in these Rules:
(i)	to the singular includes the plural and vice versa;

(ii)	to the masculine gender includes the feminine; and

(iii)	to an enactment includes that enactment as for the time being amended or re-enacted.
1.2.2.	The headings to the Rules are for reference purposes only and are not to affect the meaning or construction of the Rules.

1.3.	Governing Law

Unless the Rules provide otherwise, this Plan and any Award granted under it will be governed by and construed in accordance with the laws of the State of Delaware.

1.4.	Administration

Unless the Rules provide otherwise, the Committee will administer the Plan and shall have full authority to make all legal and factual determinations, construe and interpret the Plan in accordance with the terms herein.

1.5.	Disputes

The Committee’s decision on the construction of the Rules and on any disputes arising under the Plan is final and binding on all persons.

2.	GRANTING AWARDS

In accordance with the Employee Matters Agreement, the Company shall grant the Awards on the Effective Date or before the Effective Date (in which case the Awards will be conditional upon the Distribution occurring). No additional Awards shall be granted under the Plan.

The Company shall notify each Participant of his Awards as soon as practicable after the date of grant and of the number of Shares subject to them.

3.	TRANSFER OF SHARES

3.1.	Transfer of Shares

3.1.1.	Subject to Rule 8, within 28 days after the Release Date applicable to an Award, the Company shall transfer, or ensure the transfer of, the Award Shares to a Participant or to a Participant’s personal representatives.

3.1.2.	The Company’s obligation under Rule 3.1.1 is, however, subject to:
(i)	any necessary consents or approvals, as may be required by any competent authority, having first been obtained;

(ii)	a Participant having complied with the terms of the Basic Award or Matching Award; and

(iii)	Rule 7.9 (Withholding obligations).
3.2.	Death of a Participant

If a Participant dies before the Release Date, his Award Shares shall be transferred to his personal representatives in accordance with Rule 3.1 (as soon as practicable after a Participant’s death).

3.3.	Termination of Employment

The termination of a Participant’s employment for any reason shall have no effect on his Award, except as provided for in Rule 3.2.

4.	CHANGE IN CONTROL AND LIQUIDATION

4.1.	Effect of Change in Control

4.1.1.	Subject to this Rule, if:
(i)	there is a Change in Control; or

(ii)	any person (either alone or together with any person acting in concert with him) already having 30% or more of the voting securities of the Company makes a general offer to acquire all the Shares of the Company (other than those which are already owned by him and/or any person acting in concert with him); or

(iii)	a resolution is passed for the winding-up, or an order is made for the compulsory winding-up, of the Company.
A Participant’s Award Shares shall be transferred in accordance with Rule 3.1 (Transfer of Shares) within 28 days after the date on which the relevant event occurs.

4.2.	Overriding Provision

This Rule applies if all of the following conditions are satisfied:
(i)	the events referred to in Rule 4.1.1 form part of a scheme or arrangement as a result of which the Company will be under the Control of another company;

(ii)	the persons who will own shares in that company immediately after the scheme or arrangement will be substantially the same as the persons who own shares in the Company immediately before the scheme or arrangement; and

(iii)	Participants are to be offered substitute awards in accordance with Rule 5 (Substitute Awards following Change in Control).
The Committee may decide that Rule 4.1 will not apply but that the Rules will instead apply to the shares, and replacement awards, which a Participant receives in substitution for his Awards.

5.	SUBSTITUTE AWARDS FOLLOWING CHANGE IN CONTROL

5.1.	Application

Rule 5 applies where an acquiring company:
(i)	obtains Control in the Company as a result of making a general offer to acquire the whole of the issued share capital of the Company made on a condition such that if it is satisfied the acquiring company will have Control of the Company: or

(ii)	obtains Control in the Company as a result of making a general offer to acquire all the Shares.
The acquiring company’s offer need not extend to shares which are already owned by it and/or by its Holding Company and/or by the Subsidiaries of it or of its Holding Company.

5.2.	Release of Awards

Subject to Rule 8, with the agreement of the acquiring company, a Participant may release his Award (the “Old Award”) in consideration of the grant to him of a replacement award (the “New Award”) over shares in the acquiring company or some other company.

The number of shares over which (or in respect of which) the New Award is granted must have the same fair market value as the Shares subject to the Old Award or otherwise be determined on such terms as the Committee considers to be fair and reasonable to preserve the intrinsic value of the Old Award.

5.3.	Deemed Release

If Rule 4.2 (Overriding provision) applies, the Committee may decide that a Participant will be deemed to have agreed to the release of his Old Award in return for the grant of a New Award under this Rule 5.

5.4.	Consequences of Release

If a Participant is granted a New Award under Rule 5, the Rules will apply to the New Award:
(i)	as if references to Shares were references to the shares in respect of which the New Award is granted; and

(ii)	as if references to the Company (including any such references as occur in expressions which are defined in Rule 1 and used in those Rules) were references to the company in respect of whose shares the new award is granted.
6.	VARIATION OF CAPITAL

If there is a variation in the capital of the Company or in such other circumstances as the Board considers appropriate, the Board may adjust each Award in any way that it decides is appropriate. The Board’s decision will be final and binding on all parties. The Company shall inform each Participant of any adjustment to his Award as soon as practicable after the Board’s decision.

7.	GENERAL

7.1.	Availability of Shares

The Company shall ensure that sufficient Shares are available for all subsisting Awards.

7.2.	Non-transferability of Awards

An Award is personal to a Participant and his personal representatives. It will lapse immediately if:
(i)	a Participant transfers it or creates any interest in it in favor of any third party; or

(ii)	if a bankruptcy order or judgment is made in respect of him under the laws of any applicable jurisdiction.
7.3.	Relationship to Contract of Employment

Participation in the Plan is a matter entirely separate from, and does not affect, a Participant’s pension rights and terms of employment.

7.4.	Notices and Circulars to Shareholders

Unless otherwise required by applicable law, the Company need not give Participants copies of any documents sent by the Company to its shareholders.

7.5.	Costs and Expenses

The costs of the preparation and operation of this Plan will be borne by the Company. The Company may, however, require Participating Employers to share the costs on such a basis as the Board considers fair.

7.6.	Rights of New Shares Issued

Shares issued pursuant to this Plan will rank equally in all respects with Shares then in issue, save as regards any rights attaching to Shares by reference to a record time or date prior to the time or date of issue.

7.7.	Listing

The Company must at its expense apply to the New York Stock Exchange for permission to list the Shares. The Company need not do so, however, if the Shares are not then traded on the New York Stock Exchange.

7.8.	Company Trading Policies

7.8.1.	Notwithstanding any other Rule, the Release Date applicable to an Award may not occur during a period when the buying or selling of securities by a director or employee of the Company would breach the Company’s securities trading policies. If the Committee so decides, this restriction applies even if a Participant is not at that time forbidden by the Company’s securities trading policies. This restriction does not, however, apply if permission is given:
(i)	in the case of a Participant who is bound by the Company’s securities trading policies, in accordance with the procedures laid down in the Company’s securities trading policies; and

(ii)	in the case of any other Participant, by such person as the Committee may nominate for this purpose.
7.9.	Withholding Obligations

7.9.1.	Rule 7.9 applies in the following circumstances:
(i)	if the Board considers that:
(a)	a Participant may be liable to tax, duties, social security contributions or other amounts in circumstances related to his participation in this Plan; and

(b)	any other person may have to make a payment to the appropriate authorities on account of that liability; or
(ii)	if the Award has been granted subject to a condition that a Participant must reimburse any person for some or all of the Social Security Liability arising in relation to that Award or if a Participant has subsequently agreed to do so or if he has entered into an election to transfer some or all of that Social Security Liability to himself.
7.9.2.	A Participant must either remit to the Company such amount which it is required to pay (or has paid) the appropriate authorities or agree to other arrangements approved by the Company. If he does not do so within such period as is specified by the Company, then, to the extent necessary to make sure that the person is reimbursed for the amount due (or paid) to the appropriate authorities or to comply with his obligations, a Participant will be deemed to have authorized the disposal of the Shares issuable or transferable to him in respect of his Award and the payment of the net proceeds of sale to that person.

7.10.	Notices to Participants

7.10.1.	Any notice under the Plan to any Participant may be given personally or through the internal post or by sending it by ordinary post, e-mail or facsimile or by other electronic means (including the internet and the intranet) to the address or number given by that person.

7.10.2.	Where a notice or document is sent to a Participant by post, it will be treated as being received 72 hours after it was put into the post properly addressed and stamped. In all other cases, the notice or document will be treated as received when it is given.

7.10.3.	All notices and documents given or sent to Participants will be given or sent at the risk of the addressee. Neither the Company nor any of its Subsidiaries have any liability in respect of any notice or document sent, nor any obligation to check that the addressee actually receives it.

7.11.	Notices to the Company

A person must give notice to the Company or the Committee by such means as the Board may from time to time decide. Such means may include, but are not limited to, delivering it personally or through the internal post or by post to the Company’s registered office (or such other place or places as the Board may from time to time determine) marked for the attention of the Company Secretary or by sending it by facsimile or e-mail or other electronic means (including the internet and the intranet) to such address or number as the Board may from time to time determine. Unless otherwise agreed by the Company, a notice will only be effective when it is received by the Company.

8.	SECTION 409A OF THE CODE

8.1.1.	If a Participant is a “specified employee,” as defined in Section 409A of the Code, and is subject to the imposition of certain excise taxes, interest and other penalties with respect to amounts payable under the Plan in connection with his separation from service hereunder, then notwithstanding anything to the contrary in the Plan, any payments due to a Participant hereunder shall not commence until the Payment Date (as defined below).

8.1.2.	For purposes of this Rule, the earlier of (i) the first business day following the six-month anniversary of the date of a Participant’s separation from service pursuant to Section 409A of the Code and (ii) the 15th business day following the Company’s receipt of notice of a Participant’s death is referred to as the “Payment Date”.

8.1.3.	If any provision of the Plan contravenes Section 409A of the Code, or could cause any amounts or benefits hereunder to be subject to taxes, interest or penalties under Section 409A, the Company may, in its sole discretion and without a Participant’s consent, modify the Plan to: (i) comply with, or avoid being subject to, Section 409A of the Code and avoid the imposition of taxes, interest and penalties under Section 409A of the Code, and (ii) maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A of the Code. This Rule is not intended to create an obligation on the part of the Company to modify the Plan and does not guarantee that the amounts or benefits owed under the Plan shall not be subject to interest and penalties under Section 409A of the Code.

9.	CHANGING AND ENDING THE PLAN

9.1.	Power of Change — General

Subject to the limitations in Rule 9.2 the Committee may change the Plan in any way.

9.2.	Power of Change — Limitations

Subject to the exceptions in Rule 9.3, no change may be made which would affect adversely any of the subsisting rights of a Participant except either with his consent in writing or with the consent of the majority of the Participants affected by the change.

9.3.	Power of Change — Exceptions

9.3.1.	The Committee may change the Plan to take account of any amendments to the Act or other applicable legislation.

9.3.2.	The Committee may change the Plan to obtain or keep favorable tax, exchange control or regulatory treatment for Participants or for any member of the Group.

9.3.3.	The Committee may make minor changes to the Plan to benefit the administration of the Plan.

9.4.	Notification of Changes

The Company must inform a Participant of any change made under this Rule 9 which affects his rights.